Item 77I - 	Deutsche Variable NAV Money
Fund (a series of Investors Cash
Trust) (the "Fund")
Effective on September 8, 2017, for the Fund's
Capital Shares, the minimum initial investment was amended to $25,000,000, and there is no minimum additional investment.
The Fund reserves the right to modify the investment minimum.